 EXHIBIT 10.8

LA BREA

OFFICE LEASE

Madison La Brea, LLC, a Delaware limited liability company

as Landlord,

and

Troika Design Group, Inc., a California corporation

as Tenant

TABLE OF CONTENTS

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information ("**Summary**") is hereby incorporated into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	**DESCRIPTION**
1. Reference Date:	~~January~~ February 8, 2013
2. Landlord:	Madison La Brea, LLC, a Delaware limited liability company
3. Address of Landlord (Section 24.19):	c/o Madison Marquette Retail Services Inc. 2001 Pennsylvania Avenue, NW; 10th Floor Washington, DC 20006 Attention: Chief Financial Officer with a copy to c/o Madison La Brea, LLC 101 South La Brea Avenue Third Floor Los Angeles, CA 90036 with an additional copy to Madison Marquette 909 Montgomery St, Suite 200 San Francisco, CA 94133 Attn: Director of Asset Management
4. Tenant:	Troika Design Group, Inc., a California corporation
5. Address of Tenant (Section 24.19):	*After the Lease Commencement Date*: The Premises. *Prior to Lease Commencement Date*: 6715 Melrose Avenue Los Angeles, Ca 90038 Attention: Chip McKenney
6. Premises (Article 1):	
6.1 Premises:	Twenty four thousand nine hundred nineteen (24,919) rentable square feet located on the second (2nd) floor of the Buildings (as defined below) and designated as Suites A2, B2, and C2, as set forth in Exhibit A attached hereto.
6.2 Buildings:	The Premises are located in those certain buildings (sometimes referred to herein as the "**Buildings**") whose address is 101 S. La Brea Avenue, Los Angeles, California, 90036. The Buildings are also designated as buildings "A", "B" and "C" on the site plan for the Project (defined below) attached hereto as Exhibit A-1 ("**Site Plan**").
7. Term (Article 2):	
7.1 Initial Lease Term:	Seven (7) years and five (5) months.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION
7.2 Lease Commencement Date:	The date that the Premises is delivered to Tenant with all of Landlord's Work substantially completed, which date is anticipated to be, October 1, 2013 [assuming the parties reach agreement on the Final Working Drawings (which term is defined in the Work Letter attached hereto as Exhibit B) within sixty (60) days after the Effective Date of this Lease] (the "**Anticipated Lease Commencement Date**").
7.3 Lease Expiration Date:	The last day of the eighty-ninth (89th) month following the Lease Commencement Date, unless extended as provided herein.
7.4 Amendment to Lease:	Landlord and Tenant may confirm the Lease Commencement Date and Lease Expiration Date in an Amendment to Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.

8. Base Rent (Article 3):

Months	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1 – 12*	$897,084.00	$74,757.00	$3.00
13 – 24	$923,996.52	$76,999.71	$3.09
25 – 36	$950,909.04	$79,242.42	$3.18
37 – 48	$980,811.84	$81,734.32	$3.28
49 – 60	$1,010,714.60	$84,226.22	$3.38
61 – 72	$1,040,617.40	$86,718.12	$3.48
73 – 84	$1,070,520.20	$89,210.02	$3.58
85 – 89	$1,103,413.30	$91,951.11	$3.69

*Tenant shall be entitled to the full abatement of Base Rent under the Lease for months two (2) through six (6) inclusive, of the initial Lease Term, pursuant to the terms of Article 3 of the Lease. Additionally, Tenant shall be entitled to a partial abatement of Base Rent in the amount of $11,379.00 per month (based on 3,793 rentable square feet at $3.00 per square feet per month) for months (7) through nine (9), inclusive, of the initial Lease Term, pursuant to the terms of Article 3 of the Lease.

9. Additional Rent (Article 4):

9.1 Expense Base Year:	Calendar Year 2013.
9.2 Tax Expense Base Year:	The later to occur of: (i) Calendar Year 2013 or (ii) the calendar year during which all of the buildings within the Tenant Buildings Property of the Project have been reassessed by the County Assessor for the County of Los Angeles following the completion of the full redevelopment of the last of such buildings within the Tenant Buildings Property.

TERMS OF LEASE (References are to the Office Lease)	**DESCRIPTION**
9.3 Tenant's Share of Operating Expenses:	As of the Effective Date, as to Buildings related Operating Expenses: 49.34% (24,919 rentable square feet within the Premises / 50,509 rentable square feet within the Buildings) (**"Tenant's Buildings Share"**). As of the Effective Date, as to Office Space related Operating Expenses: 71.16% (24,919 rentable square feet within the Premises / 35,020 rentable square feet within the office space portions of the Project) (**"Tenant's Office Share"**).*** As of the Effective Date, as to Project related Operating Expenses: 31.20% (24,919 rentable square feet within the Premises / 79,880 rentable square feet within the Project) (**"Tenant's Project Share"**). *****Tenant's Office Share is subject to change based on the total rentable square footage of Office Space in the Project.**
9.4 Tenant's Share of Tax Expenses:	As of the Effective Date, 49.34% as to Tax Expenses (24,919 rentable square feet within the Premises / 50,509 rentable square feet within the Buildings (Landlord represents and warrants that the Buildings and the real property on which the Buildings are located, as depicted on the Site Plan (the **"Tenant Buildings Property"**) are separately assessed from all other buildings and improvements within the Project (including the Other Buildings, as defined below) and as such, Tenant's Share of Tax Expenses is calculated based on the percentage set forth hereinabove).
10. Security Deposit (Article 20):	Seventy Four Thousand Seven Hundred Fifty-Seven Dollars ($74,757.00)
11. Parking (Article 23):	Tenant shall have the right, but not the obligation, to lease up to: (i) fifty (50) unreserved parking spaces, and (ii) ten (10) reserved parking spaces, pursuant to and subject to the terms of Article 23 of the Lease.
12. Brokers (Section 24.25):	Cresa is representing Tenant and The McDevitt Company is representing Landlord.
13. Intentionally Deleted:	
14. Extension Option (Extension Option Rider):	Tenant shall have one (1) option to extend the initial Lease Term for an additional period of five (5) years, pursuant to and in accordance with the terms and conditions of the Extension Option Rider attached to the Lease.
15. Project (Section 1.1.2)	The mixed-use office and retail /commercial development commonly known as La Brea located in the City of Los Angeles, and which is generally shown on the Site Plan.
16. Tenant Improvement Allowance (Work Letter)	Tenant shall be entitled to a one time construction allowance of up to Fifty Dollars ($50) per square foot of rentable square feet in the Premises.

TERMS OF LEASE
(References are to the Office Lease)

DESCRIPTION

17. Permitted Use (<u>Article 5</u>)	The Premises shall be used solely for production activities and for general office and administrative uses. As used herein, "production activities" include activities related to the consultation and production of entertainment branding projects, such as design, animation, editing, photography, video/live-action production (with and without talent), and writing activities, together with the provision of related technical services and needs including rendering and archiving. The Premises may also be used for social events in connection with Tenant's business. The Premises shall not be used for any other use or purpose. Further, and notwithstanding the provisions of the Permitted Use and Article 5 hereof, in no event shall Tenant or any subtenant, assignee or successor of Tenant operate in the Premises in violation of: (a) any of the Rules and Regulations set forth in Exhibit D attached hereto; or (b) any of the existing exclusive uses (**"Existing Exclusive Uses"**) set forth in Exhibit E attached hereto.

OFFICE LEASE

This Office Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Office Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the "**Lease**"), dated as of the date set forth in Section 1 of the Summary, is made by and between Madison La Brea, LLC, a Delaware limited liability company ("**Landlord**"), and Troika Design Group, Inc., a California corporation ("**Tenant**").

ARTICLE 1

REAL PROPERTY, PROJECT, BUILDING AND PREMISES

1.1 Real Property, Project, Buildings and Premises.

1.1.1 Premises and Real Property. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the "**Premises**"), which Premises are located in the Buildings defined in Section 6.2 of the Summary and located within the Project (as defined below). The parties hereby agree that the Additional Stairwell (defined in Exhibit B) is part of the Premises and the square footage thereof shall count toward the rentable square feet (defined in Section 1.3, below) of the Premises. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Project (defined below), the Parking Facilities (defined below), any outside plaza areas, land and other improvements surrounding the Project which are designated from time to time by Landlord as common areas appurtenant to or servicing the Project, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "**Real Property**".

1.1.2 Buildings and Project. The Buildings are part of a multi-building commercial project currently containing eleven (11) buildings as shown on the Site Plan. The term "**Project**" as used in this Lease, shall mean, collectively: (i) the Buildings; (ii) the other existing buildings within the Project as such may exist from time to time (collectively, the "**Other Existing Buildings**"); (iii) any parking garage, parking structure and parking areas on the Real Property surrounding and/or servicing the Buildings and the Other Existing Buildings (collectively, the "**Parking Facilities**"), including the above-ground parking garage (defined below) and the outdoor parking lot located as shown on the Site Plan; (iv) any outside plaza areas, walkways, driveways, courtyards, private streets, transportation facilitation areas and other improvements and facilities on the Real Property now or hereafter constructed surrounding and/or servicing the Buildings and/or the Other Existing Buildings, which are designated from time to time by Landlord (and/or any other owners of Other Existing Buildings and/or) as common areas appurtenant to or servicing the Buildings, the Other Existing Buildings and any such other improvements within the Real Property; (v) any additional buildings, improvements, facilities and common areas which Landlord (any other owners of Other Existing Buildings and/or any common area association formed by Landlord, Landlord's predecessor-in-interest and/or Landlord's assignee for the Project) may add thereto from time to time within part of the Project; and (vi) the land upon which any of the foregoing are situated. Except as otherwise contained in this Lease, (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities (as the same may be modified by Landlord (and/or any other owners of Other Existing Buildings) from time to time without notice to Tenant), other than Landlord's obligations (if any) specifically set forth in the Work Letter, and (2) Landlord (and/or any other owners of Other Existing Buildings) shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party's sole election, as more particularly set forth in Section 1.1.3 below. Landlord makes no representations or warranties regarding the specific tenants or occupants of the Project and Tenant's performance hereunder shall not be conditioned in any way upon the occupancy of any portion of the Project by any particular tenants. Landlord represents and warrants to Tenant that as of the date of this Lease, Landlord is the fee owner of the Project, including the Buildings, the Other Existing Buildings and the Parking Facilities. In the event Landlord desires to sell or transfer portions of the Project to any other person or entity, as a condition precedent to any such sale or transfer, Landlord shall enter into an easement, covenants, conditions and restrictions agreement ("**CC&Rs**") with all such transferees which provides that (a) Tenant's rights hereunder (including, without limitation, Tenant's rights to use the common areas of the Project) shall not be decreased or otherwise limited, (b) Tenant's obligations hereunder (including, without limitation, any payment obligations) shall not be increased, and (c) Tenant's continued use and occupancy of the Premises as set forth herein shall not otherwise be adversely affected. In the event all of the conditions described in the foregoing sentence are not satisfied, the CC&Rs shall be subject to Tenant's prior written approval, which approval may be withheld in Tenant's reasonable discretion.

1.1.3 Tenant's and Landlord's Rights. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators (if any), restrooms and other public or common areas located within the Buildings, and the non-exclusive use of those areas located on the Project that are designated by Landlord from time to time as common areas for the Buildings; provided, however, that (i) Tenant's use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now recorded against the Project (and in that regard, Landlord represents and warrants to Tenant that Tenant's use of the Premises and the Project for the Permitted Use will not be in violation of any existing covenants, conditions and restrictions of record, and that Tenant will not be bound to any and all future covenants, conditions and restrictions, and any amendments thereto, that materially increase Tenant's obligations hereunder (and without limiting the generality of the foregoing, any increase in any amounts payable by Tenant shall be deemed a material increase in Tenant's obligations hereunder), decrease Tenant's rights hereunder, or otherwise adversely affect Tenant's rights hereunder), and (B) the Rules and Regulations set forth in Exhibit D attached hereto and such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time (which shall be provided in writing to Tenant) provided that Tenant shall not be bound to any and all such future rules,

regulations and restrictions that materially increase Tenant's obligations hereunder (and without limiting the generality of the foregoing, any increase in any amounts payable by Tenant shall be deemed a material increase in Tenant's obligations hereunder), materially decrease Tenant's rights hereunder, or otherwise adversely affect Tenant's rights hereunder, and (ii) except as provided in this Lease (including Section 24.32 below), Tenant may not go on the roof of Buildings or the Other Existing Buildings without Landlord's prior consent (which may be withheld in Landlord's sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord reserves the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Buildings and the Other Existing Buildings for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof (exclusive of the Premises and the Protected Areas, as defined below), including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings (including any of the Other Existing Buildings) thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located within the Project, including the Buildings and the Other Existing Buildings and, subject to Article 4 below, include the reasonable common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Notwithstanding anything to the contrary contained herein, in exercising any of Landlord's rights under this Lease, Landlord shall: (a) exercise such rights in a manner aimed at minimizing any material interference with Tenant's business at the Premises (including, without limitation, performing all work during non-business hours to the extent possible), (b) not cause any material obstruction of Tenant's (or its employees', agents', customers', invitees', suppliers' and contractors') right of pedestrian and vehicular ingress to and egress from the Premises; (c) not cause the use of utilities supplied to the Premises to be materially interfered with; (d) not cause visibility of the Premises from La Brea Avenue to be materially adversely affected; (e) obtain Tenant's prior written consent to prior to performing any work within the Premises or any of the Protected Area (defined below); and (f) not materially decrease Tenant's rights hereunder or materially increase Tenant's obligations hereunder (and without limiting the generality of the foregoing, any increase in any amounts payable by Tenant shall be deemed a material increase in Tenant's obligations hereunder) (the foregoing subclauses (a) through (f) are collectively referred to herein as "**Tenant Protections**"). In the event the exercise of any of Landlord rights hereunder by Landlord interferes with Tenant's business operations such that Tenant is unable to conduct its business in the Premises, or portions thereof, then from the date of commencement of such interference and continuing until such date that such interference ceases, Tenant shall be entitled to an equitable abatement of all Rental obligations under this Lease. As used herein, "**Protected Area**" shall mean the entrance area staircase of Building A.

1.2 Condition of Premises, Building and Project. Except as expressly set forth in this Lease and in the Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its "**AS IS**" condition on the Lease Commencement Date. Landlord hereby represents and warrants that (i) the roof, and all other Systems and Equipment (defined below) serving the Premises, are, as of the Lease Commencement Date, in good working order and condition; and (ii) the Premises, including the Landlord's Work, are in good working order and repair and in full compliance with all applicable Laws (disregarding any variances). If Tenant notifies Landlord in writing within one year after the Lease Commencement Date that any repairs, maintenance, replacements or modifications to any of the foregoing are required because they are in fact not in good working order or condition or are not in compliance with Laws, then Landlord shall promptly repair the same and the costs of such repair shall be borne by Landlord and not passed through to Tenant as Operating Expenses or otherwise. Additionally, Landlord hereby represents and warrants that: (a) the Buildings and the common areas within Project are, as of the Lease Commencement Date, in full compliance with all applicable Laws (disregarding any variances), including, without limitation, the Americans with Disabilities Act, and (b) the Buildings is in compliance with all governmental regulations and procedures pertaining to structural integrity and reinforcement. If, at any time during the Term of this Lease, Tenant notifies Landlord in writing of a breach or violation of the representations and warranties described in the preceding sentence, Landlord shall promptly repair the same and the costs of such repair shall be borne by Landlord and not passed through to Tenant as Operating Expenses or otherwise.

1.3 Rentable Square Feet. The parties hereby agree and stipulate that the number rentable square feet in the Premises is as set forth in Section 6.1 of the Summary. For purposes hereof, the "**rentable square feet**" of the Premises and the Buildings (including the office space, storage space and other portions thereof) shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996 ("**BOMA**"). The rentable square feet of the Buildings (including the office space, storage space and other portions thereof, but exclusive of the Premises) are subject to verification from time to time by Landlord's architect and such verification shall be made in accordance with the provisions of this Section 1.3. If the rentable square feet of the Buildings (including the office space, storage space and other portions thereof, but exclusive of the Premises) is adjusted after measurement thereof, then Tenant's Share shall be modified in accordance with such determination. If such determination is made, it will be confirmed in writing by both Landlord and Tenant.

1.4 Intentionally Deleted.

ARTICLE 2

LEASE TERM

The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent, which Rent provisions shall not commence until the Lease Commencement Date. The term of this Lease (the "**Lease Term**") shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the "**Lease Commencement Date**") set forth in Section 7.2 of the Summary (subject, however, to the terms of the Work Letter), and shall terminate on the date (the "**Lease Expiration Date**") set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term "**Lease Year**" shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. If, subject to Force Majeure delays, Landlord does not deliver possession of the Premises to Tenant on or before the Anticipated Lease Commencement Date (as set forth in Section 7.2 of the Summary), then Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected; provided, however, that Landlord shall provide written notice to Tenant not less than thirty (30) days prior to the Anticipated Lease Commencement Date if Landlord believes or has reason to believe it will unable to cause the Lease Commencement Date to occur on the Anticipated Lease Commencement Date ("**Notice of Delayed Delivery**") and the Notice of Delayed Delivery shall set forth Landlord's good faith estimated Lease Commencement Date. Notwithstanding the foregoing, if, subject to Force Majeure delays, Landlord is unable to cause the Lease Commencement Date to occur on or before the date that is sixty (60) days after the Anticipated Lease Commencement Date, then Tenant shall be entitled to a credit equal to one (1) day's Base Rent for each day that Landlord fails to cause the Lease Commencement Date to occur with such credit to be calculated commencing on the 61st day following the Anticipated Lease Commencement Date.

If, subject to Force Majeure delay, the Lease Commencement Date does not occur by March 31, 2014 (the "**Outside Lease Commencement Date**"), then, Tenant may, as its sole and exclusive remedy, and at Tenant's sole option, elect to terminate this Lease by delivery to Landlord of a thirty (30) day prior written notice (the "**Termination Notice**") at any time prior to the occurrence of the Lease Commencement Date, which termination shall become effective on the thirtieth (30th) day after Tenant's delivery of the Termination Notice to Landlord. In the event of such termination by Tenant, Landlord shall reimburse Tenant within fifteen (15) days after demand therefor, the verifiable amounts actually incurred by Tenant prior to the Effective Date of this Lease in negotiating and documenting this Lease and in preparing to open for business in the Premises. Landlord's reimbursement obligation shall survive the termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, if the parties do not reach agreement on the Final Working Drawings within sixty (60) days after the Effective Date of this Lease, then the Anticipated Lease Commencement Date and Extension Option Deadline shall be automatically extended on a day for day basis until such date that the parties have agreed upon the Final Working Drawings. Further notwithstanding anything to the contrary contained herein, Tenant shall not be required to accept delivery of the Premises at any time before June 1, 2013, and notwithstanding Landlord's delivery of the Premises to Tenant with Landlord's Work substantially completed prior to such date, the Lease Commencement Date shall not be deemed to have occurred until June 1, 2013 (unless Tenant agrees in writing, in its sole discretion, to accept possession prior to such date, in which event the Lease Commencement Date shall be such date on which Tenant accepts possession). In the event that the Lease Commencement Date is a date which is other than the Anticipated Lease Commencement Date set forth in Section 7.2 of the Summary, within a reasonable period of time after the date Tenant takes possession of the Premises either party may deliver to the other party an amendment to lease in the form attached hereto as Exhibit C, attached hereto, setting forth the Lease Commencement Date and the Lease Expiration Date, and the receiving party shall execute and return such amendment to the requesting party within ten (10) days after receipt thereof. If the receiving party fails to execute and return the amendment within such 10-day period, such receiving party shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve the receiving party of its obligation to execute and return the amendment.

ARTICLE 3

BASE RENT

3.1 Base Rent. Subject to Section 3.2, below, commencing on the Lease Commencement Date, Tenant shall pay, without notice or demand, to Landlord or Landlord's agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("**Base Rent**") as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first (1st) day of each and every month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise provided herein. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month's rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. The Base Rent for the first (1st) full month of the Lease Term shall be paid at the time of Tenant's execution of this Lease.

3.2 Rent Abatement. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, and no default by Tenant has occurred which default was not cured within the applicable notice and cure periods or is occurring hereunder, Landlord

hereby agrees that Tenant shall be entitled to: (i) fully abate its Base Rent obligations under this Lease for the second (2nd), third (3rd), fourth (4th), fifth (5th) sixth (6th) full months of the initial Lease Term, and (ii) partially abate its Base Rent obligations under this Lease in the amount of $11,379.00 per month (based on 3,793 Rentable Square Feet at $3.00 per square feet per month) for the seventh (7th), eighth (8th), and ninth (9th) full months of the initial Lease Term (the second through the ninth full months of the initial Lease Term, inclusive, are referred to herein as the "**Abatement Period**"). During the Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in termination of this Lease in accordance with the provisions of Article 19 hereof, as a part of the recovery set forth in Article 19 of this Lease, Landlord shall be entitled to recover the then unamortized portion of all monthly installments of Base Rent that were abated under the provisions of this Article 3 (with such amounts being amortized on a straight-line basis over the Initial Lease Term of seven years and five months).

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent the sum of the following: (i) Tenant's Share (as such term is defined below) of the annual Operating Expenses which are in excess of the amount of Operating Expenses applicable to the Expense Base Year; plus (ii) Tenant's Share of the annual Tax Expenses which are in excess of the amount of Tax Expenses applicable to the Tax Expense Base Year. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the "**Additional Rent**". The Base Rent and Additional Rent are herein collectively referred to as the "**Rent**". All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Tenant's Share of Operating Expenses or Tax Expenses during the first (1st) twelve (12) months of the initial Lease Term nor for any period prior to the expiration of the Expense Base Year and Tax Expense Base Year; provided, however, Tenant shall be responsible for any separately metered utilities and, as applicable, for any above-standard services and/or charges (as described in Article 6 hereof), during the first (1st) twelve (12) months of the initial Lease Term and during the Expense Base Year and Tax Expense Base Year.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 "**Calendar Year**" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 "**Expense Base Year**" shall mean the year set forth in Section 9.1 of the Summary.

4.2.3 "**Expense Year**" shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant's Share of Operating Expenses and Tax Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 "**Operating Expenses**" shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Project, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the common utility systems, common mechanical systems, sanitary and storm drainage systems, any elevator systems and all other "Systems and Equipment" (as defined in Section 4.2.5 of this Lease) that serve the common areas, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs incurred in connection with the operation, repair and maintenance of the Project; (v) [intentionally deleted]; (vi) any equipment rental agreements or management fee (provided that such management fees, inclusive of the cost of office space provided for such management services, shall not exceed three percent (3%) of the gross revenues of the Project, and if Landlord or a Landlord affiliate is acting as manager, then the fee for such management services shall not exceed the prevailing market rate charged by third party management companies for similar projects as the Project in the Comparable Area, as defined in the Extension Option Rider attached hereto); (vii) wages, salaries and other compensation and benefits of all persons at or below the level of building manager engaged in the operation, management, maintenance or security of the Project, and employer's Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (viii) payments under any recorded easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (ix) the cost of janitorial service for the common areas (it being acknowledged that Tenant is responsible to contract and pay for janitorial services within the Premises directly), alarm and security service, if any, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in common area lobbies, corridors, restrooms and other common or public areas or facilities,

maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (x) amortization (including interest at the floating commercial loan rate announced from time to time by Bank of America, a national banking association, or its successor, as its prime rate, plus one percent per annum [the **"Expense Interest Rate"**] on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (xi) the cost of any capital improvements or other capital costs to the extent (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project (but only to the extent of the cost savings achieved therefrom), (II) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation (provided, such law or regulation was not enacted or enforceable prior to the Lease Commencement Date), or (III) which are necessary for the repair, maintenance and replacement of the common areas of the Project; provided, however, that if any such cost described in (I), (II) or (III) above, is a capital expenditure, such cost shall be amortized (including interest at the Expense Interest Rate on the unamortized cost) over its useful life in accordance with generally accepted accounting principles, and only the current amortized portion of such expenditure shall be included in Operating Expenses) for each applicable Expense Year, and provided further, that in no event shall Operating Expenses include any portion of any capital costs attributable to the initial construction, renovation or redevelopment of the Project or any portion thereof; and (xii) all Utilities Costs (defined below) related to the common areas of the Project and from which the Premises benefits and which are not incurred solely in connection with or for the benefit of one occupant. If any of (x) the Buildings, (y) the Other Buildings (but only during the period of time the same are included by Landlord within the Project) and (z) any additional buildings are added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year (including the Expense Base Year), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Buildings, such Other Existing Buildings and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof. Notwithstanding anything to the contrary contained herein, prior to Landlord including any item of Operating Expenses in any Expense Year which item was not included in the Expense Base Year, the Operating Expenses applicable to the Expense Base Year shall be increased by the reasonable annual cost of such item if such item had been obtained or been payable during the Expense Base Year.

Pursuant to the provisions of Section 4.3.4 below, Landlord shall equitably allocate, employing sound accounting and management principles, the Operating Expenses (and Tax Expenses) between the Buildings and the Other Buildings, and between the tenants of the Project operating a retail business thereon (the **"Retail Spaces"**) and the tenants of the Project leasing space primarily for office purposes (the **"Office Spaces"**), and Landlord shall have the right, from time to time, to equitably allocate, employing sound accounting and management principles, some or all of the Operating Expenses (and/or Tax Expenses) between other user groups (the **"Cost Pools"**). Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses) within or under covenants, conditions and restrictions affecting the Project. In addition, Landlord shall have the right from time to time, in its reasonable discretion, employing sound accounting and management principles, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses and Tax Expenses, and/or the provision of various services and amenities thereto, including allocation of Operating Expenses and Tax Expenses in any such Cost Pools, provided such right is exercised on a uniform and non-discriminatory basis.

Notwithstanding anything to the contrary set forth in this Article 4, when calculating Operating Expenses for the Expense Base Year or for any Expense Year, Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, marketing expenses, attorneys' fees and other costs and expenses incurred in connection with the procurement, negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord or any tenant of the Project of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) any debt service or payment, including, without limitation, debt expenses and interest, principal, points and fees on debts, or amortization on any mortgages, and rent payable under any ground lease of the Project; (F) Utilities Costs attributable to, or incurred solely in connection with, or for the benefit of one occupant; (G) Tax Expenses; (H) costs incurred in connection with the management, repair and operation of the parking areas; (I) the cost of providing any service directly to and payable directly by any tenant; (J) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project, or otherwise, and costs for which Landlord would have been reimbursed if Landlord had carried the insurance required to be carried by Landlord hereunder; (K) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied, except as expressly included in Operating Expenses pursuant to the definition above; (L) except for the management fee expressly included in Operating Expenses above, Landlord's general corporate overhead, all management expenses, and all general and administrative expenses; (M) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Project); (N) costs to comply with any and all Laws in effect prior to the Lease Commencement Date, including, without limitation, the ADA, and all laws regarding life, seismic, fire and safety codes, ordinances, statutes, or other Laws in effect prior to the Lease Commencement Date, including penalties or damages incurred due to such non-compliance; (O) costs (i) incurred to comply with Laws relating to the removal or remediation of any Hazardous Substances, as that term is defined in Section 5.2 below, which was in existence on the Project prior

to the Lease Commencement Date, and (ii) to remove, remedy, contain, or treat any Hazardous Substance, which Hazardous Substance is brought onto the Project after the date hereof by Landlord or any other party (except Tenant); (P) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (Q) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (R) advertising and promotional expenditures, and costs of signs in or on the Buildings or other buildings identifying the owner of the Project or other tenants' signs; (S) any reserves retained by Landlord; (T) all costs and expenses attributable solely to the Retail Spaces within the Project; (U) all costs and expenses attributable solely to portions of the Project other than the Buildings (such as, by way of example only, costs attributable solely to the Other Buildings); (V) costs arising from Landlord's charitable or political contributions; (W) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, however, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of building manager; (X) late charges, penalties and liquidated damages; (Y) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership or entity accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, or between Landlord and Project management; (Z) costs arising from the gross negligence or willful misconduct of the Landlord or its employees and agents; (AA) costs for sculpture, paintings and other objects of art; (BB) rent for any management office occupied by Project management personnel; (CC) earthquake retrofit costs; (DD) the cost of the initial construction of the improvements on the Project, and the cost of the renovation or redevelopment of the Project or any portion thereof; and (EE) the cost of correcting any defects in the design or construction of any improvements on the Project. In calculating the Operating Expenses hereunder, no expense shall be charged more than once, nor shall Landlord be entitled to collect in excess of one hundred percent (100%) of the Operating Expenses actually incurred by Landlord from all tenants..

4.2.5 **"Systems and Equipment"** shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Buildings and/or any other building in the Project in whole or in part.

4.2.6 **"Tax Expense Base Year"** shall mean the year set forth in Section 9.2 of the Summary.

4.2.7 **"Tax Expenses"** shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Tenant Buildings Property), which Landlord shall pay during any Expense Year (including the Tax Expense Base Year) because of or in connection with the ownership, leasing and operation of the Tenant Buildings Property or Landlord's interest therein. For purposes of this Lease, Tax Expenses during the Tax Expense Base Year shall be calculated as if (i) the tenant improvements in the Buildings, were fully constructed and redeveloped, and (ii) the Tenant Buildings Property and all tenant improvements therein were fully assessed for real estate tax purposes following such redevelopment. Notwithstanding anything to the contrary contained herein, (a) prior to Landlord including any item of Tax Expenses in any Expense Year which item was not included in the Tax Expense Base Year, the Tax Expenses applicable to the Tax Expense Base Year shall be increased by the reasonable annual cost of such item had such item been assessed or payable during the Tax Expense Base Year, and (b) if, as a result of the redevelopment or renovation of any other portion of the Project outside of the Tenant Buildings Property (including, without limitation, the Other Existing Buildings and any additional buildings added to the Project), the Tax Expenses applicable to the Tenant Buildings Property increases, the Tax Expenses applicable to the Tax Expense Base Year shall be increased by the reasonable annual amount of such increase in Tax Expenses applicable to the Tenant Buildings Property.

4.2.7.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord's rent, right to rent or other income from the Tenant Buildings Property or as against Landlord's business of leasing any of the Tenant Buildings Property;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that other than as expressly provided in Section 4.2.7.3 below, all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or

with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses (but only to the extent of reductions realized).

4.2.7.2 [Intentionally Deleted]

4.2.7.3 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all Tax Expenses assessed upon or attributable to all portions of the Project other than the Tenant Buildings Property; (ii) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord's net income (as opposed to rents, receipts or income attributable to operations at the Tenant Buildings Property), (iii) any items included as Operating Expenses, (iv) any items paid by Tenant under Section 4.4 of this Lease, and (v) any tax increases due to reassessments due to changes in ownership (i.e., Proposition 13 reassessment) or any tax increases due to a reassessment of the Buildings upon completion of construction of the Buildings. Notwithstanding anything to the contrary contained herein, in the event any Tax Expenses have been reduced or eliminated as a result of a Proposition 8 or similar appeal during the Tax Expense Base Year, the Tax Expenses for the Tax Expense Base Year shall be calculated by ignoring the Proposition 8 or similar reduction or elimination (i.e. the Tax Expenses for the Tax Expense Base Year shall include the full amount of the Tax Expenses prior to any reduction or elimination of any Tax Expenses pursuant to the Proposition 8 or similar appeal).

4.2.8 Intentionally Deleted.

4.2.9 Intentionally Deleted.

4.2.10 **"Utilities Costs"** shall mean all actual charges for utilities serving the common areas of the Buildings and the Project that Landlord shall pay during any Expense Year (including the Expense Base Year). Such Utilities Costs may include, but not be limited to, the costs of water, sewer and electricity and other utilities as well as related fees, assessments and surcharges (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company). Utilities Costs shall be calculated assuming the Buildings (and, during the period of time when such buildings are included by Landlord within the Project, the Other Existing Buildings and any additional buildings, if any, added to the Project) is at least ninety-five percent (95%) occupied during all or any portion of an Expense Year (including the Expense Base Year). Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project. Notwithstanding anything to the contrary contained herein, prior to Landlord including any item of Utilities Costs in any Expense Year which item was not included in the Expense Base Year, the Utilities Costs applicable to the Expense Base Year shall be increased by the reasonable annual cost of such item had such item been obtained or been payable during the Expense Base Year. In addition, if in any Expense Year subsequent to the Expense Base Year, the amount of Utilities Costs decreases due to a reduction in the cost of providing utilities to the Project for any reason, including without limitation, because of deregulation of the utility industry and/or reduction in rates achieved in contracts with utilities providers, then for purposes of the Expense Year in which such decrease in Utilities Costs occurred and all subsequent Expense Years during which such decrease continues, the Utilities Costs for the Expense Base Year shall be decreased by an amount equal to such decrease; and if in any Expense Year subsequent to the Expense Base Year, the amount of Utilities Costs increases due to an increase in the cost of providing utilities to the Project for any reason, including without limitation, because of additional regulation of the utility industry and/or increase in rates achieved in contracts with utilities providers, then the Utilities Costs for the Expense Base Year shall be increased by an amount equal to such increase during such subsequent Expense Year.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, (i) the Operating Expenses for such Expense Year exceeds the Operating Expenses for the Expense Base Year, and/or (ii) the Tax Expenses for such Expense Year exceeds the Tax Expenses for the Tax Expense Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the applicable Tenant's Share (as described in Section 9.3 and 9.4 of the Summary) of such excess (the **"Excess"**).

4.3.2 Statement of Actual Operating Expenses and Tax Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the thirtieth (30th) day of May following the end of each Expense Year, a statement (the **"Statement"**) which shall state the Operating Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if the total amounts paid by Tenant as "Estimated Excess", as that term is defined in Section 4.3.3 of this Lease, are less than the actual Excess payable by Tenant as set forth in the Statement, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess; and if the total amounts paid by Tenant as Estimated Excess are greater than the actual Excess payable by Tenant for such Expense Year, such overpayment shall be credited against Tenant's next installments of Tenant's Share until applied in full (provided that all unapplied amounts of such overpayments existing as of the expiration or earlier

termination of this Lease shall be paid from Landlord to Tenant within fifteen (15) days after such expiration or termination). The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4, provided that Tenant shall not be obligated to pay any amount for which a Statement was not delivered to Tenant within one year from the date such amount was incurred by Landlord. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of the Operating Expenses and Tax Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses and Tax Expenses. In addition, Landlord shall give Tenant, on or before January 31 of each Expense Year, a yearly expense estimate statement (the "**Estimate Statement**") which shall set forth Landlord's reasonable estimate (the "**Estimate**") of what the total amount of Operating Expenses and Tax Expenses shall be, the estimated Excess (the "**Estimated Excess**") of such Operating Expenses and Tax Expenses for such current Expense Year, and Tenant's Share of such Estimated Excess. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of Tenant's Share of such Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total amount of Tenant's Share of such Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Allocation of Operating Expenses and Tax Expenses to Buildings. The parties acknowledge that: (i) the Buildings are part of a multi-use, multi-building commercial project consisting of the Buildings, and the Other Existing Buildings and such other buildings or improvements as Landlord may elect to construct and include as part of the Project from time to time (the Other Existing Buildings and any such other buildings are sometimes referred to herein, collectively, as the "**Other Buildings**"), (ii) that certain of the costs and expenses incurred in connection with the Project (*i.e.*, the Operating Expenses but not Tax Expenses) shall be shared among the Buildings and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Buildings and such Other Buildings, as applicable, shall be allocated directly to the Buildings and the Other Buildings, respectively, and (iii) that certain of the costs and expenses incurred in connection with the Project (*i.e.*, the Operating Expenses, but not Tax Expenses) shall be shared among all tenants of the Project regardless of whether the tenant occupies Retail Space or Office Space, while certain other costs and expenses which are solely attributable to the Retail Spaces or the Offices Spaces, as applicable, shall be allocated directly to the tenant's occupying the Retail Spaces and to the tenants occupying the Offices Spaces, respectively. Accordingly, Landlord shall on an equitable basis and employing sound accounting and management principles, separately allocate those items of Operating Expenses attributable: (a) to the Project as a whole (as opposed to those attributable solely to specific portions thereof such as the Buildings or the Other Buildings), (b) to the Buildings (as opposed to the Other Buildings), and (c) to the Office Spaces (as opposed to the Retail Spaces), and Tenant's Share of Operating Expenses shall be the Tenant's Project Share of such expenses attributable to the Project as a whole , Tenant's Buildings Share of such expenses attributable to the Buildings and Tenant's Office Share of such expenses attributable to the Office Spaces. As an example of such allocation, it is anticipated that Landlord (and/or any other owners of the Project) may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, in the event Landlord (and/or any other owners of the Project) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Buildings and such Other Buildings on an equitable basis, employing sound accounting and management principles, as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord within thirty (30) days after invoice therefor, for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant's equipment, furniture, fixtures and other personal property located in the Premises;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project (including the Parking Facilities); or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after written notice of such non-payment is delivered to Tenant, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the "**Interest Rate**") equal to the lesser of (i) the "Prime Rate" or "Reference Rate" announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

4.6 Audit Rights. In the event Tenant disputes the amount of the any Operating Expenses or Tax Expenses set forth in any Estimate Statement and/or in any Statement for a particular Expense Year (including, without limitation, the Base Year), then Tenant shall have the right, at Tenant's cost, upon thirty (30) days' prior written notice to Landlord, to have Tenant's authorized employees (which may include Tenant's own staff auditors) or accountants inspect, at Landlord's offices during normal business hours, inspect Landlord's books, records and supporting documents concerning the Operating Expenses, Tax Expenses, and the calculation of Tenant's Share thereof. Tenant shall commence such audit within twelve (12) months immediately following Landlord's delivery of the particular applicable Statement in question (the "**Review Period**"). In connection with any such inspection by Tenant, Landlord and Tenant shall reasonably cooperate with each other (which cooperation by Landlord shall include making Landlord's personnel available for such inspection) so that such inspection can be performed pursuant to a mutually acceptable schedule, in an expeditious manner and without undue interference with Landlord's operation and management of the Project. If after such inspection and/or request for documentation, Tenant still disputes the amount of the Operating Expenses or Tax Expenses set forth in the applicable Estimate Statement or Statement, Tenant shall have the right, within the Review Period, to cause an independent certified public accountant (which is not paid on a commission or contingency basis and which has not been engaged by Tenant or Landlord within the preceding five (5) year period) mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed (the "**Accountant**") to commence an audit of Landlord's books and records to determine the proper amount of the Operating Expenses and/or Tax Expenses incurred and amounts payable by Tenant for the Expense Year in question. Such audit by the Accountant shall be final and binding upon Landlord and Tenant. If Landlord and Tenant cannot mutually agree as to the identity of the Accountant within thirty (30) days after Tenant notifies Landlord that Tenant desires an audit to be performed, then the Accountant shall be one of the "Big 4" accounting firms or another nationally-recognized accounting firm (which is not paid on a commission or contingency basis and which has not been engaged by Tenant within the preceding five (5) year period), as selected by Tenant. The Accountant shall promptly provide the results of its audit to both Landlord and Tenant. If such audit reveals that Landlord has over-charged Tenant, then within thirty (30) days after the results of such audit are made available to Landlord, Landlord shall reimburse to Tenant the amount of such over-charge. If the audit reveals that the Tenant was under-charged, then within thirty (30) days after the results of such audit are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. Tenant agrees to pay the cost of such audit unless it is determined that Landlord's original Estimate Statement or Statement which was the subject of such audit overstated Operating Expenses or Tax Expenses (or Tenant's share thereof) by four percent (4%) or more, in which case Landlord shall reimburse Tenant for the reasonable cost of such audit. The payment by Tenant of any amounts pursuant to this Article 4 shall not preclude Tenant from questioning, during the Review Period, the correctness of the particular applicable Expense Year Statement in question provided by Landlord, but the failure of Tenant to object thereto, conduct its inspection and have the Accountant conduct the audit as described above prior to the expiration of the Review Period for such applicable Expense Year Statement shall be conclusively deemed Tenant's approval of the applicable Expense Year Statement in question. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to audit the Expense Base Year and the Tax Expense Base Year at all times during the term of this Lease in connection with its audit of any following Expense Year, and any limitation on Tenant's audit rights shall not apply to the Expense Base Year or the Tax Expense Base Year insofar as such audit relates to any following Expense Year for which Tenant properly exercises its audit right. In connection with any inspection and/or audit conducted by Tenant pursuant to this Section 4.6, Tenant agrees to keep, and to cause all of Tenant's employees and consultants and the Accountant to keep, all of Landlord's books and records and the audit, and all information pertaining thereto and the results thereof, strictly confidential, and in connection therewith, Tenant shall cause such employees, consultants and the Accountant to execute such reasonable confidentiality agreements as Landlord may require prior to conducting any such inspections and/or audits.

ARTICLE 5

USE OF PREMISES

5.1 Tenant shall use the Premises solely for the Permitted Use consistent with the character of the Buildings, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Subject to the provisions herein, including Section 1.1.3, above, Tenant shall comply with all recorded covenants, conditions, and restrictions affecting the Project as of the Reference Date.

5.2 Hazardous Substances.

5.2.1 The term **"Hazardous Substances"**, as used in this Lease, shall mean any chemicals, pollutants, contaminants, toxic or hazardous wastes, or any other substances, the use, sale, listing, generation, treatment, storage, transport, disposal, disposal, release, removal or other management of which is restricted, prohibited, regulated or penalized by an **"Environmental Law"**, which term shall mean any federal, state, or local law, governmental regulation, ordinance, directive, standard, judicial order or decree, permit or other authorizations relating to pollution or protection of the environment or human or animal health or safety. Tenant hereby agrees that (1) no activity will be conducted by Tenant on the Premises that will produce any Hazardous Substance; (2) the Premises will not be used by Tenant in any manner for the storage or disposal of any Hazardous Substances; and (3) Tenant will not bring or permit its agents, employees or contractors to bring any Hazardous Substances into the Premises except that reasonable and customary amounts of materials such as construction materials (other than asbestos or polychlorinated biphenyl), office equipment, and incidental amounts of cleaning solutions and other maintenance materials that are or contain Hazardous Substances may be used or handled on the Premises, provided such are in *de minimis* amounts only, are usual and customary for the use permitted under this Lease, are incidental to and reasonably necessary for the operation and maintenance of the Premises for the use permitted hereunder, and are handled, used, stored and disposed of in compliance with all Environmental Laws (including such laws as require the provision of warnings or notices to persons actually or potentially exposed to Hazardous Substances) at all times. If any such Hazardous Substance is so brought by Tenant, its agents, employees or contractors in or on the Premises, in violation of this Section, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures (including provision of any necessary warnings and notices) shall be diligently undertaken pursuant to all Environmental Laws, by Tenant, at Tenant's sole expense. If, at any time during or after the Term of this Lease, the Premises is found to be so contaminated or subject to said conditions caused by Tenant, or if Tenant shall, by act or omission, breach any of its obligations under this Section 5.2, Tenant agrees to indemnify, defend and hold harmless Landlord from any and all claims, demands, actions, liabilities, causes, damages, losses and obligations of any nature (including, without limitation, attorneys' fees, expert fees, and litigation, oversight and response costs) arising from or as a result thereof. The foregoing indemnification shall survive the expiration or earlier termination of this Lease. Furthermore, Tenant shall immediately notify Landlord of any inquiry, test, investigation or enforcement proceeding by or against Tenant or the Premises, the Project or the common areas known to Tenant concerning any Hazardous Substances. Tenant acknowledges that Landlord, as the owner of the Real Property, at its election, shall have the sole right, at Tenant's expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to Tenant's Hazardous Substances by any governmental authority.

5.2.2 Landlord represents that to its actual knowledge, with no duty of investigation or inquiry, except as set forth in the Environmental Reports, it is unaware of any Hazardous Substances in, on or under the Premises, the Building or the Project in violation of Environmental Laws or requiring remediation in accordance with applicable Laws. Landlord further represents and warrants to Tenant that, inclusive of all Hazardous Substances disclosed by Landlord to Tenant in the Environmental Reports or otherwise: (i) Landlord has no actual knowledge of any Hazardous Substances in, on or under the Premises, the Building or the Project that would adversely affect, restrict or limit the use and occupancy of the Premises by Tenant for the Permitted Use (without any action required to be taken by Tenant), (ii) the Building is in full compliance with all Environmental Laws and no remediation, clean up or other action relating to Hazardous Substances will be required in connection with Tenant's use and occupancy of the Premises for the Permitted Use, including, without limitation, in connection with the improvements to be made to the Premises in preparation for Tenant's occupancy, and (iii) all governmental permits, approvals and sign-offs relating to Hazardous Substances that are required as a condition to the use and/or occupancy of the Premises, the Building or the Project have been issued and obtained as of the Reference Date. Tenant acknowledges the following:

Subject to the foregoing representations and warranties by Landlord, Landlord hereby discloses to Tenant pursuant to the California Health and Safety Code, including, without limitation, Section 25359.7(a) thereof, that portions of the Project, possibly including the Building and Premises, may contain Hazardous Substances. Such condition may render Tenant subject to requirements, restrictions, provisions of applicable law in connection with disclosure of Hazardous Substances and Tenant is hereby advised to consult with a professional in connection with such disclosure obligations.

Prior to the execution of this Lease, Landlord has delivered to Tenant a CD-ROM, which Landlord represents and warrants to Tenant contains copies of all current asbestos management plans, inspection reports, test results and other environmental surveys and reports in Landlord's possession or control relating to the presence of Hazardous Substances at the Premises and/or Project without warranty or representation as to the completeness or factual matters set forth therein (**"Environmental Reports"**). Tenant hereby agrees and acknowledges that the Environmental Reports are not a representation or warranty by Landlord as to all Hazardous Substances which may be present at the Project but rather are being furnished as a disclosure of such Hazardous Substances at the Project actually known by Landlord. Subject to the provisions hereof, including the foregoing representations and warranties of Landlord, Tenant agrees and acknowledges that it has been given an opportunity to make such investigations and inquiries as Tenant desires and deems appropriate to ascertain the existence, characteristics and effects, if any, of such conditions, substances, and contaminants on its operations and persons using the Premises, the Project, and the common area. Tenant further acknowledges and agrees to abide by the terms and conditions of any and all Environmental Laws relating to Tenant's specific use of the Premises and Tenant specifically agrees to acknowledge in writing the receipt of any notices that Landlord may be required to provide to Tenant pursuant to any such Environmental Laws. Except as otherwise expressly provided herein, Landlord makes no further representation or warranty with regard to the environmental condition of the Premises, the Project, or the common area.

Notwithstanding the foregoing, or anything else to the contrary in this Lease, (i) except to the extent brought to the Premises by Tenant, its agents, employees or contractors, Landlord shall be responsible, at its sole cost (and without such costs being passed through to Tenant as Operating Expenses or otherwise), for remediation in accordance with applicable Laws of any and all Hazardous Substances within the Premises or the Project requiring remediation in accordance with applicable Laws, including, without limitation, any asbestos and asbestos containing materials, prior to the Lease Commencement Date and if, during the performance of Landlord's Work or Tenant's Work, Landlord or Tenant discovers any asbestos or asbestos containing materials or other Hazardous Substances in the Premises, Landlord shall immediately remediate the same in accordance with applicable Laws and the Lease Commencement Date shall be delayed one (1) day for each day of delay in Tenant's opening for business caused by such remediation; and (ii) at any time prior to the Lease Commencement Date or during the Lease Term, in the event that, due to the presence of Hazardous Substances in, on, under or about the Project, including without limitation the Premises, the operation of Tenant's business in the Premises is materially interfered with and adversely affected (collectively, **"Haz Mat Interference"**), and either (i) the reasonably estimated time for Landlord to remediate the Hazardous Substances and end such Haz Mat Interference exceeds ninety (90) days after the interference with the Premises commences (when such remediation is performed without the payment of overtime or other premiums), or (ii) regardless of such estimate, Landlord's remediation work has not, in fact, been substantially completed within ninety (90) days of the date of the same and the Haz Mat Interference is continuing, or (iii) the Haz Mat Interference occurs during the last twelve (12) months of the Lease Term, then, in any such event, Tenant may elect to terminate this Lease by written notice thereof to Landlord given, in the case of clause (i), within sixty (60) days of the date the Haz Mat Interference commences, or, in the case of clause (ii), within thirty (30) days after the expiration of such 90-day period, or, in the case of clause (iii), within thirty (30) days after the date Haz Mat Interference commences. This Lease shall terminate thirty (30) days after delivery by Tenant of such notice of termination pursuant to the preceding sentence. In the event of any Haz Mat Interference, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant's Share of Operating Expenses and Tax Expenses during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and a complete abatement of Base Rent and Tenant's Share of Operating Expenses and Tax Expenses during the time the Premises are completely unfit for such occupancy and are not occupied by Tenant (i.e., Tenant ceases to conduct its business therein) as a result thereof.

Tenant, on behalf of itself, its employees, agents and visitors, hereby acknowledges receipt of the following warning pursuant to California's Safe Drinking Water and Toxic Enforcement Act of 1986 concerning the Premises, the Project, and the common area: **"WARNING: This area contains chemicals known to the State of California to cause cancer and birth defects or other reproductive harm."**

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 [Intentionally Omitted].

6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use as reasonably determined by Landlord.

6.1.3 As part of Operating Expenses (as determined by Landlord), Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.4 Landlord shall provide adequate plumbing facilities for water from the regular Buildings outlets for drinking, lavatory and toilet purposes.

6.1.5 Landlord shall provide all necessary facilities to provide hot and cold water service to the Premises, including the installation and maintenance of hot water heaters.

6.1.6 Landlord shall provide nonexclusive automatic passenger elevator service serving the Premises at all times. Landlord shall, as part of Landlord's Work, perform all necessary work to install a new elevator serving the Premises at the location of the existing elevator shaft, including, without limitation, obtaining all necessary permits for such elevator work. Such elevator work shall be performed and completed in accordance with all applicable Laws, including, without limitation, the ADA.

6.1.7 [Intentionally Omitted].

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, or machines other than normal fractional horsepower office machines which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord may condition such consent on having the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. Notwithstanding anything to the contrary contained

herein, Landlord acknowledges and agrees that: (a) Tenant intends on having a separate equipment room and installing certain equipment therein (including the power requirements for such equipment), as may be depicted on the Final Working Drawings, (b) all such separate equipment room and the equipment to be installed therein shall be deemed approved by Landlord upon the approval of the Final Working Drawings, and (c) Landlord shall not charge Tenant, and Tenant shall not be obligated to pay, any additional amounts in connection with such separate equipment room and/or the equipment located therein (provided that Tenant shall pay for the cost of all electricity supplied to the equipment in such room in addition to all other electricity supplied to the Premises).

6.3 Interruption of Use. Tenant agrees that, except as caused by the negligence or willful misconduct of Landlord, its employees or agents, Landlord shall not be liable for damages for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease; provided, however, that if such any failure, delay or diminution of any service materially affects Tenant's ability to conduct business at the Premises, and such failure, delay or diminution of any service is caused by Landlord's negligence or willful misconduct (or that of Landlord's employees or agents), and continues for a period of forty-eight (48) hours after Tenant notifies Landlord in writing of such failure, delay or diminution in services, and Tenant is forced to cease operating in all or portions of the Premises as a result thereof, then Tenant shall be entitled to a proportionate abatement of Base Rent from the commencement of such failure, delay or diminution until such failure, delay or diminution ceases (which proportionate amount shall be determined based on the ratio of the square footage of the Premises in which Tenant ceases operations compared to the total square footage of the Premises). Furthermore, except as caused by the negligence or willful misconduct of Landlord, its employees or agents, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services. Charges for any utilities or services for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.5 Tenant's Utilities. Tenant shall be solely responsible for and shall apply for, arrange and promptly pay directly to the utility service provider (or shall reimburse to Landlord if paid by Landlord) all charges for heat, air conditioning and ventilation ("**HVAC**"), hot and/or chilled water, gas, electricity, telephone, telecommunications, data, refuse and garbage removal, janitorial service, sewer service charge fees, and any other utility used, consumed or provided in, or furnished, or attributable to the Premises, however supplied, at the rates charged by the supplying utility companies. All federal, state and local taxes which may from time to time be imposed upon or payable in connection with charges for utility services pursuant to this Lease shall be payable by Tenant in addition to the charges to which they relate. Tenant's use of electrical service (whether or not separately metered) shall not exceed, either in voltage, rated capacity, or overall load that exceeds the capacities set forth in **Exhibit B**.

ARTICLE 7

REPAIRS

7.1 Tenant's Repairs. Subject to Landlord's repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant's own expense, keep the interior, non-structural portions of the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord's option, or if Tenant fails to make such repairs and such failure continues beyond all applicable notice and cure periods, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the reasonable cost thereof, including a percentage of the cost thereof (to be uniformly established for the Buildings, but in no event to exceed 5% of the cost thereof) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Tenant shall also be solely responsible for arranging for the provision of janitorial services to the Premises three (3) days per week, except the date of observation of the Holidays (defined herein to mean New Year's Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays as designated by Landlord ("**Holidays**")). Notwithstanding the foregoing, Landlord shall, at its sole cost and expense (without any pass through to Tenant by way of Operating Expenses or otherwise) be responsible for all damage to the extent such damage is caused by the act, neglect, fault of or omission of any duty by Landlord, its agents, servants, or employees.

7.2 Landlord's Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain all common areas, the structural portions of the Buildings, the roof, all plumbing, HVAC and electrical systems and other Systems and Equipment

serving the Buildings, including the Premises (whether located within or outside of the Premises); provided, however, to the extent such maintenance and repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants or employees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. Except as otherwise provided herein, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Buildings or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect. Landlord shall also be solely responsible for providing window washing services for the Buildings (including the Premises) in a manner consistent with other comparable buildings in the Comparable Area.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the "**Alterations**") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Buildings or the Systems and Equipment affecting areas outside of the Premises or which can be seen from outside the Premises. Notwithstanding the foregoing, the installation by Tenant of a Wi-Fi Network shall be governed by the terms of Section 8.3 below. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8 and Landlord shall not charge any profit, overhead, general conditions, supervision fees or other fees in connection with the initial improvements to the Premises. Notwithstanding anything to the contrary contained herein, Tenant shall have the right, from time to time, without Landlord's prior consent, to make Alterations within the Premises provided that such Alterations: (i) do not affect the structural components of the Buildings, (ii) do not affect the Systems and Equipment affecting areas outside of the Premises, (iii) do not affect areas outside of the Premises, and (iv) the estimated cost for such Alterations does not exceed $25,000.00 in any given Lease Year.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Buildings or Systems and Equipment affecting areas outside of the Premises (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Project is located, and in conformance with Landlord's construction rules and regulations. Landlord's approval of the plans, specifications and working drawings for Tenant's Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to unreasonably obstruct access to the Buildings or Project or the Common Areas for any other tenant of the Project, and as not to unreasonably obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Project a copy of the field "as built" drawings of the Alterations, if available, and (iii) deliver to Landlord evidence of payment, contractors' affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet or any data or communications network ("**WI-FI Network**") in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.3 (in lieu of the other provisions of this Article 8). In the event Landlord consents to Tenant's installation of such Wi-Fi Network, Tenant shall not be required to remove the Wi-Fi Network, inclusive of cabling, from the Premises upon the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference with the communication equipment of other tenants in the Buildings or Project existing as of the date of this Lease which existing tenants currently have and operate communication equipment, and not to damage the Buildings or Project or interfere with the normal operation of the Buildings or Project and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys' fees) arising out of Tenant's failure to comply with the provisions of this Section 8.3, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance

carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord's reasonable satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Buildings and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network, provided that Landlord shall provide in all leases or occupancy agreements with future tenants and occupants that such tenants and occupants cannot interfere with Tenant's use of Tenant's communications equipment and/or the Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to Buildings systems or infrastructure which are required by reason of the installation or operation of Tenant's Wi-Fi Network.

8.4 Landlord's Property. All Alterations, improvements and fixtures which may be permanently installed in or about the Premises, including any cabling and wiring associated with the Wi-Fi Network, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Furthermore, with respect to any future Alterations, Landlord may, at the time it grants its consent to such Alteration, expressly reserve the right to require that Tenant remove such Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Buildings caused by such removal. To the extent Landlord reserved such right and notifies Tenant in writing not less than thirty (30) days prior to the expiration of the Lease Term, Tenant shall remove such Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any such Alterations, Landlord may do so and may charge the cost thereof to Tenant (together with a five percent (5%) supervision/administration fee), and Tenant shall pay such cost to Landlord within thirty (30) days of being billed for the same. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove any of the initial improvements to the Premises (including the Landlord's Work and Tenant's Work), any cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network), nor any Alterations for which Landlord did not expressly reserve the right to require removal at the expiration of the Lease Term.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Buildings or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant's interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Buildings or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record or to bond over such lien. Notwithstanding anything to the contrary set forth in this Lease, if any such lien is not released and removed, or bonded over, on or before the thirtieth (30th) day after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all reasonable sums, costs and expenses, including reasonable attorneys' fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that, except as caused by the gross negligence or willful misconduct of Landlord or Landlord Parties, Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, "**Landlord Parties**") shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) to the extent arising from any cause in or on the Premises (including, without limitation, Tenant's installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, or licensees of Tenant or any such person, in, on or about the Premises, the Buildings and Project; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord or the Landlord Parties. Landlord shall indemnify, defend, protect, and hold harmless Tenant and its partners, members, owners, and their respective officers, agents, servants and employees (collectively, "**Tenant Parties**") from any and all loss, cost, damage, expense and liability

(including without limitation court costs and reasonable attorneys' fees) to the extent arising from the gross negligence or willful misconduct of Landlord or any of Landlord Parties. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant's Compliance with Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant's Insurance. Tenant shall procure and maintain throughout the Term, at its sole cost and expense: (i) a policy of comprehensive commercial general public liability insurance, including an assumed contractual liability endorsement and including coverage for fire legal liability, insuring Tenant and naming Landlord (and all investors, Landlord's Lender(s), persons, firms and corporations designated by Landlord) as additional insureds, against all claims, demands or actions arising out of or in connection with occurrences within the Premises, Tenant's use or occupancy of the Premises, the condition of the Premises, the acts or omissions of Tenant and its agents, employees and contractors in the Premises and elsewhere in the Project, and for indemnity obligations and other liabilities assumed under this Lease, the limits of such policy or policies to be in an amount not less than $1,000,000 in respect of bodily injury to, personal injury to or death of any one person, and in an amount not less than $2,000,000 in respect of bodily injuries, personal injuries and/or death(s) occurring in any one occurrence or disaster, and in an amount not less than $1,000,000 in respect of property damaged or destroyed (in the event Tenant is in the business of selling or serving alcoholic beverages, such insurance shall provide for liquor liability coverage); (ii) all risk property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now or hereafter may be included in broad form coverage exclusive of coverage against earthquake and flood) from time to time in general use in the State of California covering the full replacement value of all Alterations made by Tenant, and equipment, furniture, fixtures, inventory and belongings made or placed by Tenant in the Premises against "all-risk" of physical loss and covering loss of income or business interruption losses on a 100%, 12-month actual loss sustained basis; (iii) insurance covering glass breakage in the Premises; (iv) workers' compensation insurance in full compliance with the requirements of all applicable laws; (v) if applicable, product liability insurance for merchandise offered for sale or lease from the Premises, including (if this Lease covers Premises in which food and/or beverages are sold and/or consumed) liquor liability coverage (if applicable to Tenant's business) and coverage for liability arising out of the consumption of food and/or alcoholic beverages on or obtained at the Premises, of not less than $2,000,000 per occurrence for personal injury and death and property damage; (vi) with respect to alterations, improvements and the like required or permitted to be made by Tenant hereunder, contingent liability and builders risk insurance in amounts reasonably satisfactory to Landlord; (vii) if Tenant utilizes any motor vehicles in connection with Tenant's use of the Premises, automobile insurance for owned, hired and non-owned vehicles with liability limits of not less than $1,000,000 per person per accident or occurrence for bodily injury (including, but not limited to, wrongful death) and liability limits of not less than $1,000,000 per accident or occurrence for property damage, naming Landlord (and all investors, Lender(s), persons, firms and corporations designated by Landlord) as additional insureds; (viii) excess liability or umbrella insurance with liability limits, when combined with the primary policy amounts set forth above, provides for coverage of not less than $4,000,000 per occurrence, and in the aggregate, naming Landlord (and all investors, lender(s), persons, firms and corporations designated by Landlord) as additional insureds; (ix) employer's liability insurance with a liability limit of not less than $1,000,000; (x) if applicable to Tenant's use of the Premises, boiler and machinery insurance with coverage against loss or damage resulting from an equipment accident; and (xi) the insurance required under Exhibit B. All such policies shall be written by insurance companies with an A.M. Best & Company rating of "A" X or better and admitted to do business in the State of California. Tenant shall notify Landlord at least thirty (30) days prior to cancellation of such insurance. Tenant's liability policy shall include, without limitation, coverage for premises and operations, products and completed operations, blanket contractual, personal injury, operation, ownership, maintenance and use of owned, non-owned and hired automobiles, bodily injury and property damage, as aforesaid. All insurance policy(ies) required under this Section 10.3 shall: (i) contain a cross-liability endorsement; (ii) contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord or any investor in or mortgagee of Landlord and that any coverage carried by Landlord shall be excess insurance; (iii) be written on an "occurrence" basis and not on a "claims-made" basis; and (iv) contain a waiver by the insurer of any right of subrogation against Landlord, its agents, employees or representatives, as contemplated by Section 10.4 (unless such policy does not permit such waiver or would otherwise be invalidated thereby). At Landlord's election, Tenant shall also name Landlord or Landlord's Lender(s) and/or investor as an additional insured under all fire and extended coverage policies, and as an additional insured under all general public liability policies of insurance, as its interest may appear. Executed copies of the policies of insurance or certificates thereof or certificates of insurance (ACORD Form 25-S for liability insurance and ACORD Form 27 for property/casualty insurance or the then current form thereof) as well as all endorsements required hereunder, which shall be in a form reasonably acceptable to Landlord, shall be delivered to Landlord prior to Tenant, its agents or employees entering the Premises for any purpose, and in all events, prior to the Lease Commencement Date, and renewals thereof shall be delivered to Landlord at least thirty (30) days prior to the expiration of the respective policy terms. Tenant's failure to comply with the foregoing requirements relating to insurance shall constitute a breach which, if not cured within seven (7) days after written notice thereof, shall constitute an Event of Default hereunder. Landlord's failure to demand such certificates prior to Tenant's occupancy of the Premises or at any other time shall not release Tenant from its duty to comply with this paragraph and shall not constitute a waiver of any rights or remedies of Landlord.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and

Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be materially in excess of that required by landlords of comparable buildings in the Comparable Area.

10.6 Landlord's Insurance. Landlord shall, throughout the Lease Term, maintain the following insurance (collectively, "**Landlord's Insurance**"), the premiums of which will be included in Operating Expenses: (a) Commercial General Liability insurance applicable to the Building, Project and common areas providing, on an occurrence basis, a minimum combined single limit of at least $2,000,000.00; (b) special form coverage (previously known as "All Risk" and which shall include, without limitation, fire and extended coverage insurance (and which may include coverage for mudslide, land subsidence, terrorist acts, flood and earthquake) (but the premium for earthquake coverage shall only be included in the amounts reimbursable by Tenant for Landlord's Insurance if earthquake coverage is required by Landlord's lender) on the Buildings (including the Premises and all improvements and Alterations therein) in an amount of not less than one hundred percent (100%) replacement cost value as reasonably estimated by Landlord (or such greater percentage as may be required to avoid co-insurance limitations); and (c) at Landlord's option, rental loss insurance. Landlord shall have the right, from time to time as Landlord shall reasonably determine, but not more often than once annually, to increase the policy limits for all Landlord's Insurance to such amount as Landlord reasonably determines is comparable to the policy limit requirements of other Projects of comparable size, location and character as the Project, or as is otherwise required by any Landlord lender.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Premises to the condition existing as of the Lease Commencement Date and such Common Areas. Such restoration shall be to substantially the same condition of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Buildings or Project, or the lessor of a ground or underlying lease with respect to the Project and/or the Buildings, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common areas serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises which does not result in a termination of this Lease, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3(ii) of this Lease, and Landlord shall repair any injury or damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition prior to such injury or damage; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord's repair of the damage. Notwithstanding anything to the contrary herein, in no event shall Landlord be obligated to repair or restore any specialized or dedicated equipment serving Tenant, such as any cabling, wiring, supplemental utility system, telephone system or wireless/Wi-Fi Network. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord's review and reasonable approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work (which contractors shall be subject to the approval of Tenant, which approval shall not be unreasonably withheld). Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant's Share of Operating Expenses and Tax Expenses during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Buildings and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Buildings shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Buildings shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord's insurance policies (provided Landlord

shall have no right to terminate this Lease pursuant to this subclause (iii) if Landlord failed to maintain the insurance required hereunder and such damage would have been covered under the insurance had Landlord maintained the insurance required hereunder). Notwithstanding anything to the contrary contained herein, if Landlord does not terminate this Lease following a casualty and elects to repair the damage and Landlord shall fail to substantially complete any work required to be performed by Landlord under this Article 11 within one hundred eighty (180) days after the date of damage, then Tenant may elect to terminate this Lease by giving notice to Landlord of such election after the expiration of such 180-day period but prior to the actual completion of such work by Landlord.. In addition, if the Premises or the Buildings is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord and Tenant shall both have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice; provided, however, that if Landlord elects to terminate this Lease pursuant to this sentence, and Tenant then has any remaining options to extend the Lease Term, Tenant may nullify Landlord's termination by delivering written notice to Landlord within twenty (20) days after receipt of Landlord's termination notice that Tenant elects to exercise such Option Term, in which case this Lease shall continue in full force and effect and Landlord shall repair and restore the Premises as set forth herein.. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination (subject to any abatement as provided in Section 11.1 above), and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Buildings or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or any other portion of the Project.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If ten percent (10%) or more of the Premises, Buildings or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days' notice to Tenant, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired as a result of any taking of all or any portion of the Project, Tenant shall have the option to terminate this Lease upon ninety (90) days' notice to Landlord, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant's Share of Operating Expenses and Tax Expenses shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of ninety (90) days or less, then this Lease shall not terminate but the Base Rent and Tenant's Share of Operating Expenses and Tax Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as provided in Section 14.6 below, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as "**Transfers**" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "**Transferee**"). If Tenant shall desire Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "**Transfer Notice**") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "**Subject Space**"), (iii) all of the material terms of the proposed Transfer, and the name and address of the proposed Transferee, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Each time Tenant requests Landlord's consent to a proposed Transfer, whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, as Additional Rent hereunder, Tenant shall pay to Landlord One Thousand Five Hundred Dollars ($1,500.00) as full reimbursement to Landlord for its review and processing fees, and for Landlord's legal fees which may be incurred by Landlord in connection with Tenant's proposed Transfer.

14.2 Landlord's Consent. Landlord shall not unreasonably delay, condition or withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Buildings or Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability that has and will continue to have sufficient financial strength to perform all of the remaining obligations of Tenant under the Lease from and after the date of transfer, as reasonably determined by Landlord taking into account all relevant facts and circumstances; or

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Buildings or Project a right to cancel its lease.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer involving a sublease of the Premises, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium, as that term is defined in this Section 14.3, received by Tenant from such Transferee. "**Transfer Premium**" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the sublease which is in excess of the Base Rent and Additional Rent payable by Tenant under this Lease during the term of the sublease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer, and (ii) any reasonable brokerage commissions in connection with the Transfer. Notwithstanding the foregoing, the provisions of this Section 14.3 shall not apply to: (a) any sublease for 4,000 square feet or less, or (b) any sublease for a term of twelve (12) months or less.

14.4 Intentionally Omitted

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, a copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord's costs of such audit.

14.6 Permitted Transfers. Notwithstanding the foregoing provisions of this Article 14 to the contrary, Tenant shall have the right, without Landlord's consent or approval, but upon written notice to Landlord, to assign this Lease or sublease the Premises, or any portion thereof, to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which owns or controls, is controlled by or under common control with Tenant or Tenant's parent, or (iii) any entity which purchases all or substantially all of the assets of Tenant or Tenant's parent, or (iv) a successor to Tenant or any of the foregoing entities by purchase, merger, consolidation or reorganization (all such Transfers described in (i), (ii), (iii) and (iv) are hereinafter referred to as **"Permitted Transfers"**). Permitted Transfers shall not be subject to the provisions of Sections 14.1 through 14.5 above.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the initial tenant improvements or a part of any future Alterations installed by Tenant in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term as long as Tenant repairs, at its expense, all damage resulting from such removal. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Buildings resulting from such removal. Notwithstanding anything to the contrary contained herein, Tenant shall not be required to remove any of the initial improvements to the Premises (including the Landlord's Work and Tenant's Work), any cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network), nor any Alterations for which Landlord did not expressly reserve the right to require removal at the expiration of the Lease Term.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form as may be required by any prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Failure of Tenant to timely execute and deliver such estoppel certificate shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property (and if the Real Property is leased by Landlord under a ground or underlying lease, against Landlord's leasehold interests), if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the **"Superior Holders"**); provided, however, that Tenant's obligation to subordinate this Lease to any Superior Holders shall be conditioned upon Tenant and the applicable Superior Holders entering into a subordination, attornment and non-disturbance agreement, in a form reasonably acceptable to Tenant and such Superior Holders, which provides that upon such Superior Holders obtaining title to the Real Property, such Superior Holders shall recognize and accept this Lease and not to disturb Tenant's possession hereunder, so long as Tenant is not in default under the terms of this Lease beyond any applicable notice and cure period. Subject to the terms of the subordination, attornment and non-disturbance agreement to be entered into by Tenant and the Superior Holders, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever (other than as expressly set forth in this Lease), to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord, may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. If Tenant fails to timely deliver such instrument, Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Subject to the terms of the subordination, attornment and non-disturbance agreement to be entered into by Tenant and the Superior Holders, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding anything to the contrary contained herein, Landlord shall, concurrently with the execution and delivery of this Lease to Tenant, obtain from the current lender holding a lien on the Real Property as of the date hereof a subordination, non-disturbance and attornment agreement (**"SNDA"**) in favor of Tenant with respect to this Lease, in the current lender's standard form which form is attached hereto as Exhibit F and deliver such SNDA executed by such lender to Tenant. Tenant shall reimburse Landlord for any fees (not to exceed $1,000) charged to Landlord in obtaining such SNDA for Tenant (and for any processing fees or costs charged by the current lender which shall be borne solely by Tenant, not to exceed $1,000).

ARTICLE 19

TENANT'S DEFAULTS; LANDLORD'S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute an Event of Default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay:

19.1.1.1 Any regularly reoccurring Rent or other regularly reoccurring charge required to be paid under this Lease (by way of example only, Base Rent), or any part thereof, within five (5) days after the same becomes due hereunder; provided, however, that on the first instance of a non-payment of any such amount during any twelve (12) month period, an Event of Default shall not be deemed to have occurred unless Tenant fails to make such payment within five (5) days after written notice of such non-payment is delivered to Tenant; or

19.1.1.2 Any rent or other charge required to be paid under this Lease that is not regularly reoccurring, or any part thereof, within five (5) days after written notice of such non-payment is delivered to Tenant); or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written

notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for ten (10) business days or longer while in default of any provision of this Lease.

19.2 Landlord's Remedies Upon Default. Upon the occurrence of any such Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred; and

(v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 of this Lease. As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant's part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant's failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord's rights and remedies as a result of Tenant's failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord's performance or cure of any of Tenant's obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all reasonable expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant's right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord's interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant's right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant's execution of this Lease, Tenant shall deposit with Landlord a security deposit (the "**Security Deposit**") in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant's failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures relating to Tenant's specific use and occupancy of the Premises, other than (i) the making of structural changes or changes to the Buildings' life safety system and other Systems and Equipment, (ii) compliance obligations of Landlord as otherwise set forth in this Lease, including, without limitation, in Section 1.2 above, and (iii) governmental measures or laws of general applicability, without regard to Tenant's specific use (the items described in subclauses (i) through (iii) are collectively referred to as the "**Excluded Changes**") except to the extent such Excluded Changes are required due to Tenant's alterations to or specific manner of use of the Premises. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 22

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice (of not less than 24 hours except in the event of emergency in which case only such advanced notice as may be practicable under the

circumstances shall be required) to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or during the last six (6) months of the Lease Term, prospective tenants; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Buildings if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Buildings, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform janitorial or other services required of Landlord pursuant to this Lease. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Except as caused by the gross negligence or willful misconduct of Landlord or Landlord Parties, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

TENANT PARKING

Pursuant to the terms and conditions set forth in this Article 23, Tenant's employees and customers shall have access throughout the Lease Term to unreserved parking spaces located in those portions of the Parking Facilities on a first-come, first-served basis as may be designated by Landlord from time to time; provided, however, that except during periods of repair and subject to the terms and conditions set forth in this Article 23, Tenant's designated officers and/or employees shall at all times be afforded exclusive access to the ten (10) reserved parking stalls depicted on the Parking Plan (**"Tenant Reserved Parking Area"**) attached hereto as Exhibit G (**"Parking Plan"**); provided, however, Landlord shall have the right, in its reasonable discretion to relocate the Tenant Reserved Parking Area to an alternative location on the Project similarly situated and proximate to the Premises; provided, however, that Landlord shall only have the right to relocate the Tenant Reserved Parking Area if Landlord develops Lot H (Phase IV) depicted on the Site Plan with new building improvements. For so long as the Tenant Reserved Parking Area is comprised of tandem parking stalls, Landlord agrees to institute an attendant-assisted tandem parking program and/or valet parking program at no additional cost to Tenant (i.e. such costs will be included in the monthly parking fees addressed below or will be included in Operating Expenses in the Expense Base Year) Monday through Friday, from at least the hours of 9:00 a.m. to 6:00 pm., Holidays excluded. If Tenant requires a parking attendant for hours or day in addition to those set forth in the preceding sentence, then Tenant shall be responsible for the cost thereof. Landlord also agrees that until such time that Landlord relocates the Tenant Reserved Parking Area, Landlord shall provide not less than ten (10) unreserved parking stalls in the Parking Facilities shown or otherwise designated as Lot H (Phase IV) on the Site Plan. Tenant's continued right to use such parking spaces is conditioned upon Tenant abiding by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations. In addition, Landlord may, subject to Landlord's obligation to provide not less than ten (10) unreserved parking stalls in the Parking Facilities on Lot H as described above, assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking. Landlord specifically reserves the right, from time to time, in its reasonable discretion and on a non-discriminatory basis after the first anniversary of the Lease Commencement Date to change the size, configuration, design, layout and all other aspects of the Parking Facilities so long as the parking available in the Tenant Reserved Parking Area is not reduced (Tenant agreeing and acknowledging that Landlord shall have the right to relocate the Tenant Reserved Parking Area if and when Landlord elects to redevelop that portion of the Parking Facilities shown or otherwise designated as Lot H (Phase IV) on the Site Plan), and Tenant acknowledges and agrees that Landlord, from time to time, may, without incurring any liability to Tenant and without any abatement of Rent under this Lease temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant's parking spaces to other parking structures and/or surface parking areas on the Project within a reasonable distance from the Parking Facilities, for purposes of permitting or facilitating any such construction, alteration or improvements or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord. All users of such parking spaces shall be required to pay directly any hourly or daily parking fees or charges then assessed by Landlord for use of the Parking Facilities. Notwithstanding anything to the contrary herein, the sixty (60) parking spaces that Tenant is entitled to purchase from time to time shall be at a cost of One Hundred Dollars ($100) per space for the first twelve (12) month period of the Term, which amount shall increase to One Hundred Thirty-Five Dollars ($135) per space for the second twelve (12) month period of the Term, and thereafter shall increase to the current rate Landlord charges for parking within the Parking Facilities, provided, however, such rate shall not increase after the second year by more than three percent (3%) per year on a non-cumulative basis. Tenant shall have the right from time to time, upon thirty (30) days' written notice to Landlord, to increase or decrease the number of reserved and/or unreserved parking spaces that Tenant desires to utilize, up to the maximum number of reserved and/or unreserved parking spaces set forth in Section 11 of the Summary.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Modification of Lease; Financials. Should any current or prospective mortgagee or ground lessor for the Project require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever reasonable documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor. Each time that Landlord requests that Tenant review and/or execute any document, then within thirty (30) days after written request by Tenant, Landlord shall pay to Tenant One Thousand Dollars ($1,000) as full reimbursement to Tenant for its review and processing fees and for Tenant's legal fees which may be incurred by Tenant in connection with such documentation. In addition, upon request from time to time (but not more than once during each Lease Year), Tenant agrees to provide to Landlord, within ten (10) days of written request, current financial statements for Tenant, dated no earlier than one (1) year prior to such request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor's statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days of written request, current financial statements of the Guarantor in a form consistent with the above criteria. All such financial statements will be delivered to Landlord and any such lender or purchaser in confidence and shall only be used for purposes of evaluating the financial strength of Tenant or of Guarantor, as applicable.

24.5 Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project, the Buildings and/or in this Lease, and Tenant agrees that in the event of any such transfer and following the transfer of the Security Deposit to the transferee, Landlord shall automatically be released from all liability under this Lease first accruing after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer. Without limiting the generality of the foregoing, it is acknowledged and agreed that the liability of Landlord under this Lease is limited to its actual period of ownership of title to the Buildings and Project. The liability of any transferee of Landlord shall be limited to its actual period of ownership of title to the Buildings and Project and to the interest of such transferee in the Project or Buildings and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord's election.

24.7 Landlord's Title; Air Rights. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant's Signs. Subject to applicable Laws and Landlord's approval of the design thereof (which approval shall not be unreasonably withheld, conditioned or delayed), Tenant shall be entitled to one (1) exterior

identification sign in an area reasonably approved by Landlord on the Buildings facing La Brea Avenue, and one (1) additional exterior identification sign on the Buildings facing 1st Street. Such sign shall be installed by a signage contractor reasonably approved by Landlord. In addition, Tenant shall be permitted to install professionally prepared window signage in the Premises. The location, quality, design, style, lighting and size of such signs shall be consistent with Landlord's Building standard signage program and shall be subject to Landlord's prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. Except for the signage described hereinabove, Tenant may not install any signs on the exterior or roof of the Building or the common areas. Any window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), are subject to the prior approval of Landlord, in its reasonable discretion. Notwithstanding anything to the contrary contained herein, Landlord acknowledges and agrees that the Tenant's signage package attached hereto as **Exhibit H** have been pre-approved by Landlord.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, except as otherwise set forth herein, Tenant has not relied on any other representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project and the Buildings (including any proceeds thereof), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, the exhibits and schedules attached hereto, and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Buildings, the Other Existing Buildings and/or in any other building and/or any portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings, the Other Existing Buildings or Project.

24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the "**Force Majeure**"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

24.19 Notices. All notices, demands, statements or communications (collectively, "**Notices**") given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally, or by reputable overnight national carrier (such as Federal Express, UPS or US Postal Service Next Day Air) (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default (and for purposes hereof, the cure period provided to Landlord hereunder plus thirty (30) days for the particular default shall be deemed a reasonable opportunity for such mortgagee or ground or underlying lessor to cure such default) prior to Tenant's exercising any remedy available to Tenant.

24.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

24.21 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Project is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Tenant further confirms that it will comply throughout the Term of this Lease, with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department's Office of Foreign Assets Control or any other applicable governmental entity.

24.22 Jury Trial; Attorneys' Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys' fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "**Brokers**"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Brokers.

24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Buildings, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27 Buildings Name and Signage. Landlord shall have the right at any time to change the name(s) of the Buildings, the Other Existing Buildings and Project and to install, affix and maintain any and all signs on the exterior (provided that any such exterior signs that Landlord desires to install within the "**Tenant's Sign Buffer Zone**" area as depicted on **Exhibit I**, attached hereto, shall be subject to Tenant's reasonable approval as to the placement and location of such signage) and on the interior of the Buildings (exclusive of the Premises), the Other Existing Buildings and any portion of the Project (subject to the foregoing Tenant approval rights and limitations) as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the names of the Buildings, the Other

Existing Buildings or Project or use pictures or illustrations of the Buildings, the Other Existing Buildings or Project in advertising or other publicity, without the prior written consent of Landlord.

24.28 Buildings Directory. Landlord shall include Tenant's name and location in the Buildings on one (1) line on the Buildings directory.

24.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants.

24.30 Landlord's Construction. Except as set forth in this Lease (including, without limitation, the Work Letter), it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Buildings, the Other Existing Buildings, the Project, or any part thereof and that no representations or warranties respecting the condition of the Premises, the Buildings, the Other Existing Buildings or the Project have been made by Landlord to Tenant, except as specifically set forth in this Lease. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Buildings, the Other Existing Buildings, the Premises, and/or the Project, including without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord's sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the **"Construction"**). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Buildings and/or the Other Existing Buildings, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Buildings, the Other Existing Buildings and/or the Project (exclusive of the Premises), which work may create noise, dust or leave debris in the Buildings, the Other Existing Buildings and/or the Project. Tenant hereby agrees that such Construction and Landlord's actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as otherwise set forth herein. Except as caused by the gross negligence or willful misconduct of Landlord or Landlord Parties, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from such Construction or Landlord's actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord's actions in connection with such Construction. Notwithstanding anything to the contrary contained herein, if such Construction or Landlord's actions in connection with such Construction materially interferes with Tenant's ability to conduct business at the Premises for a period of forty-eight (48) hours after Tenant notifies Landlord in writing of such interference and Tenant is forced to cease operating in all or portions of the Premises as a result thereof, then Tenant shall be entitled to a proportionate abatement of Base Rent from the commencement of such interference until such interference ceases (which proportionate amount shall be determined based on the ratio of the square footage of the Premises in which Tenant ceases operations compared to the total square footage of the Premises).

24.31 [Intentionally Deleted]

24.32 Roof Rights. During the Lease Term, Tenant shall have the right, at no additional cost or expense, to install a roof-mounted antenna(s) and/or satellite dish(s) in a location designated on the Buildings roof (**"Communications Equipment"**). All Communications Equipment shall be installed at Tenant's sole cost and expense by a roofing contractor designated or otherwise approved in advance by Landlord (Tenant agrees and acknowledges it shall be reasonable for Landlord to require Tenant's roofing contractor to install or be present at such installation in order to maintain any roof warranty then in effect). Tenant shall be solely responsible for obtaining all permits and incurring all application costs and licenses required in connection therewith and the installation and use of the Communications Equipment shall comply with all applicable law. Upon the expiration or sooner termination of this Lease, Tenant shall remove all Communications Equipment and repair any and all damage caused in connection with such removal.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the dates set forth below and the date that a fully executed counterpart has been delivered to each party shall be the "**Effective Date**" hereunder.

"Landlord":

Madison La Brea, LLC,
a Delaware limited liability company

By:
Name: Eric P. Hofmann
Its: Vice President
Date: 2-8-13

"Tenant":

TROIKA DESIGN GROUP, INC.,
a California corporation

By:
Name: DAN PAPPALARDO
Its: OWNER
Date: 2.4.13

By:
Name: CHIP MCKENNEY
Its: C.O.O.
Date: 2.4.13

*** If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.